Dated April 28, 2025

Free Writing Prospectus Filed Pursuant to Rule 433

Supplementing Prospectus dated October 27, 2023 and
Prospectus Supplement dated April 28, 2025
Registration Statement No. 333-275201

$500,000,000
Colgate-Palmolive Company
4.200% Senior Notes due 2030

Final Term Sheet

Issuer:	Colgate-Palmolive Company
Anticipated Ratings: (Moody’s/S&P)*	Aa3/A+ (stable)/(stable)
Trade Date:	April 28, 2025
Settlement Date:**	May 2, 2025 (T+4)
Joint Book-Running Managers:	Citigroup Global Markets Inc. Scotia Capital (USA) Inc.
Co-Managers:

ANZ Securities, Inc.
Barclays Capital Inc.
BBVA Securities Inc.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
BofA Securities, Inc.
CastleOak Securities L.P.

Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
ICBC Standard Bank Plc
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Siebert Williams Shank & Co., LLC
US Bancorp Investments, Inc.

Title of Securities:	4.200% Senior Notes due 2030 (the “Notes”)
Principal Amount:	$500,000,000
Maturity Date:	May 1, 2030
Interest Rate:	4.200% per annum
Interest Payment Dates:	Payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2025 (short first coupon)
Yield to Maturity:	4.212%
Spread to Benchmark Treasury:	+38 bps
Benchmark Treasury:	UST 3.875% due April 30, 2030
Benchmark Treasury Price and Yield:	100-06 ¼; 3.832%

Price to Public:	99.947% plus accrued interest, if any, from May 2, 2025
Make-Whole Call:

The Notes will be redeemable at the issuer’s option, in whole or in part, at any time and from time to time, prior to April 1, 2030 (one month prior to the maturity date of the Notes) (the “Par Call Date”), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date (assuming that such Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the prospectus supplement) plus 10 basis points less interest accrued to but excluding the redemption date and (ii) 100% of the principal amount of the Notes to be redeemed;

plus, in either case, accrued and unpaid interest on the Notes to be redeemed to but excluding the redemption date.

Par Call:	On or after April 1, 2030
CUSIP/ISIN:	194162 AT0 / US194162AT02

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**It is expected that delivery of the Notes will be made against payment therefor on or about May 2, 2025, which is the fourth business day following the date hereof (such settlement cycle being referred to as “T+4”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to one business day before delivery will be required, by virtue of the fact that the Notes are initially expected to settle T+4, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 or Scotia Capital (USA) Inc. at 1-800-372-3930.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

2